AMENDMENT TO SERVICES AGREEMENT

You (“Intermediary”) have previously entered into a Dealer Service Agreement or Financial Institution Service Agreement, as the case may be (the “Service Agreement”) with Putnam Retail Management Limited Partnership (“PRM”). This Amendment to the Service Agreement (the “Amendment”) hereby amends the Service Agreement effective upon its mailing to Intermediary. All capitalized terms used in this Amendment and not defined herein shall have the meaning ascribed to them in the Service Agreement.

WHEREAS, the parties desire to amend the Service Agreement in order to provide for its continuation upon the sale by Great-West Lifeco Inc. of Putnam U.S. Holdings I, LLC (“Putnam Holdings”), the parent company of PRM, to a subsidiary of Franklin Resources, Inc., operating as Franklin Templeton (“Franklin Templeton”).

NOW, THEREFORE, in consideration of the mutual promises in the Service Agreement, and for other good and valuable consideration, the parties hereto agree to amend the Service Agreement to include the following provisions:

1.	Section [6] of the Service Agreement entitled “Effective Period and Termination” shall be amended by adding the following second paragraph to the Section:

“You hereby acknowledge that Franklin Templeton has signed a definitive agreement for a subsidiary of Franklin Templeton to acquire Putnam Holdings, the parent company of PRM, from Great-West Lifeco and that such transaction (the “Transaction”) would constitute an “assignment” of this Agreement within the meaning of Section 6. Notwithstanding the provisions of this Section 6, the parties hereby agree that this Agreement shall not terminate and shall continue in full force and effect after the closing of such Transaction.”

2.	This Amendment to the Service Agreement shall become effective as of the closing of the Transaction.

3.	All other terms of the Service Agreement remain in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of the existing Service Agreement, this Amendment shall govern.

4.	This Amendment and the rights and obligations of the parties hereunder shall be governed and construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, PRM has caused this Amendment to the Service Agreement to be executed by its duly authorized officer.

PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP

By: ___________________________

Name: ____________________________

Title: ____________________________

Date: ____________________________